Exhibit 10.21

NEW JERSEY RESOURCES CORPORATION
2007 Stock Award and Incentive Plan
Performance Shares Agreement

This Performance Shares Agreement (the “Agreement”), which includes the attached “Terms and Conditions of Performance Shares” (the “Terms and Conditions”) and the attached Exhibit A captioned “Performance Goal and Earning of Performance Shares”, confirms the grant on _______________ (the “Grant Date”) by NEW JERSEY RESOURCES CORPORATION, a New Jersey corporation (the “Company”), to _____________ (“Employee”), under Sections 6(e), 6(i) and 7 of the 2007 Stock Award and Incentive Plan (the “Plan”), of Performance Shares (the “Performance Shares”), including rights to Dividend Equivalents as specified herein, as follows:

Target Number Granted:	______ Performance Shares (“Target Number”)

How Performance Shares are Earned and Vest: The Performance Shares, if not previously forfeited, (i) will be earned, if and to the extent that the Performance Goal defined on Exhibit A to this Agreement is achieved, with the corresponding number of Performance Shares earned (ranging from 0% to 150% of the Target Number) as specified on Exhibit A, and (ii) will vest as to the number of Performance Shares earned if Employee continues to be employed by the Company or a Subsidiary through September 30, 2010 (the “Stated Vesting Date”). In addition, if not previously forfeited, upon a Change in Control the Performance Shares will be deemed earned in an amount equal to the greater of the Target Number or the number of Performance Shares  that would have been earned based upon the actual level of achievement if the performance period had ended at the date of the Change in Control and will become immediately vested, and, if (and only if) the stock of the Company remains publicly traded after the Change in Control, any Performance Shares not earned will remain potentially earnable in accordance with the terms of this Agreement.  In addition, if not previously forfeited, the Performance Shares will be deemed earned and become vested upon the occurrence of certain events relating to Termination of Employment to the extent provided in Section 4 of the attached Terms and Conditions. The terms “vest” and “vesting” mean that the Performance Shares have become non-forfeitable upon the occurrence of a voluntary Termination of Employment by Employee (excluding a Retirement).  If the Performance Goal is not met (or not fully met) and the Performance Shares are not otherwise deemed earned by the Earning Date (as defined below), the Performance Shares (or the unearned portion of the Performance Shares) will be immediately forfeited.  If Employee has a Termination of Employment prior to a Stated Vesting Date and the Performance Shares are not otherwise deemed earned and vested by that date, the Performance Shares will be immediately forfeited except as otherwise provided in Section 4 of the attached Terms and Conditions. Forfeited Performance Shares cease to be outstanding and in no event will thereafter result in any delivery of shares of Stock to Employee.

Performance Goal and Earning Date: The Performance Goal and Earning Date, and the number of Performance Shares earned for specified levels of performance at the Earning Date, shall be as specified in Exhibit A hereto.

Settlement: Performance Shares that are to be settled hereunder, including Performance Shares credited as a result of Dividend Equivalents, will be settled by delivery of one share of Stock, for each Performance Share being settled. Settlement shall occur at the time specified in Section 6 of the attached Terms and Conditions.

The Performance Shares are subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Performance Shares attached hereto and deemed a part hereof. The number of Performance Shares and the kind of shares deliverable in settlement and other terms and conditions of the Performance Shares are subject to adjustment in accordance with Section 5 of the attached Terms and Conditions and Section 11(c) of the Plan.

Employee acknowledges and agrees that (i) the Performance Shares are nontransferable, except as provided in Section 3 of the attached Terms and Conditions and Section 11(b) of the Plan, (ii) the Performance Shares are subject to forfeiture in the event of Employee’s Termination of Employment in certain circumstances prior to vesting, as specified in Section 4 of the attached Terms and Conditions, and (iii) sales of shares of Stock will be subject to any Company policy regulating trading by employees.

Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

IN WITNESS WHEREOF, NEW JERSEY RESOURCES CORPORATION has caused this Agreement to be executed by its officer thereunto duly authorized.

NEW JERSEY RESOURCES CORPORATION

By:_____________________
LAURENCE M. DOWNES
Chairman & CEO

EMPLOYEE

____________________
NAME
Title

Exhibit 10.21

TERMS AND CONDITIONS OF PERFORMANCE SHARES

The following Terms and Conditions apply to the Performance Shares granted to Employee by NEW JERSEY RESOURCES CORPORATION (the “Company”) and Performance Shares resulting from Dividend Equivalents (as defined below), if any, as specified in the Performance Shares Agreement (of which these Terms and Conditions form a part). Certain terms of the Performance Shares, including the number of Performance Shares granted, vesting date(s) and settlement date, are set forth on the cover page hereto and Exhibit A, which are an integral part of this Agreement.

1. General.  The Performance Shares are granted to Employee under the Company’s 2007 Stock Award and Incentive Plan (the “Plan”), which has been previously delivered to Employee and/or is available upon request to the Corporate Benefits Department. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the Performance Shares, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Leadership Development and Compensation Committee of the Company’s Board of Directors (the “Committee”) made from time to time.

2.  Account for Employee. The Company shall maintain a bookkeeping account for Employee (the “Account”) reflecting the number of Performance Shares then credited to Employee hereunder as a result of such grant of Performance Shares and any crediting of additional Performance Shares to Employee pursuant to payments equivalent to dividends paid on shares of Stock under Section 5 hereof (“Dividend Equivalents”).

3.  Nontransferability. Until Performance Shares become settleable in accordance with the terms of this Agreement, Employee may not transfer Performance Shares or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 11(b) of the Plan. The foregoing notwithstanding, if any Performance Share constitutes a deferral of compensation under Code Section 409A, the Performance Share shall not be subject to anticipation, alkienation, sale, transfer, assignment, pldege, encombrance, attachment, or garnishment by creditors of Employee or any Beneficiary, and shall not be subject to offset by the Company at any time before the settlement date.

4.  Termination Provisions. The following provisions will govern the vesting and forfeiture of the Performance Shares that are outstanding at the time of Employee’s Termination of Employment (as defined below), unless otherwise determined by the Committee (subject to Section 8(a) hereof):

(a) Death or Disability. In the event of Employee’s Termination of Employment due to death or Disability (as defined below) the Performance Shares will be deemed earned in an amount equal to the greater of the Target Number or the number of Performance Shares that would have been earned based upon the actual level of achievement if the performance period had ended at the date of the Termination of Employment. A Pro-Rata Portion (as defined below) of the Performance Shares earned, to the extent not previously vested, will vest immediately, and such Performance Shares, together with any then-outstanding Performance Shares that previously became vested, will be settled in accordance with Section 6(a) hereof. Any portion of the then-outstanding Performance Shares not earned or not vested at or before the date of Termination will be forfeited.

(b) Termination by the Company or Voluntarily by the Employee. In the event of Employee’s Termination of Employment by the Company for any reason other than Disability or by Employee voluntarily (other than a Retirement), the portion of the then-outstanding Performance Shares not vested at the date of Termination will be forfeited.

Exhibit 10.21

 (c) Retirement. In the event of Employee’s Termination of Employment due to Retirement (as defined below), the Performance Shares will be deemed earned in an amount equal to fifty percent of the Target Number. A Pro-Rata Portion (as defined below) of the Performance Shares earned, to the extent not previously vested, will vest immediately, and such Performance Shares, together with any then-outstanding Performance Shares that previously became vested, will be settled in accordance with Section 6(a) hereof. Any portion of the then-outstanding Performance Shares not earned or not vested at or before the date of Termination will be forfeited.

(d) Certain Definitions. The following definitions apply for purposes of this Agreement:

(i) “Disability” means Employee has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations of his employment because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of at least six consecutive months. The Company and Employee shall agree on the identity of a physician to resolve any question as to Employee’s disability. If the Company and Employee cannot agree on the physician to make such determination, then the Company and Employee shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement. In the case of Performance Shares that do not constitute a deferral of compensation under Section 409A of the Code, only the Company can initiate a Termination of Employment due to Disability.

(ii) “Pro Rata Portion” means a fraction the numerator of which is the number of days that have from the Grant Date to the date of Employee’s Termination of Employment and the denominator of which is the number of days from the Grant Date to the Stated Vesting Date.

(iii) “Retirement” means the Employee terminates employment at or after age 65, or at or after age 55 with 20 or more years of service.

(iv) “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code (“Section 424(f) Corporation”) and any partnership, limited liability company or joint venture in which either the Company or Section 424(f) Corporation is at least a fifty percent (50%) equity participant.

(v) “Termination of Employment” and “Termination” means the earliest time at which Employee is not employed by the Company or a Subsidiary of the Company and is not serving as a non-employee director of the Company or a Subsidiary of the Company.

5.  Dividend Equivalents and Adjustments.

(a) Dividend Equivalents. Dividend Equivalents will be credited on Performance Shares (other than Performance Shares that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Performance Shares. Dividend Equivalents will be credited with respect to unearned Performance Shares, earned but not vested Performance Shares, and vested but not settled Performance Shares. Dividend Equivalents will be credited as follows, except that the Company may vary the manner of crediting (for example, by crediting cash dividend equivalents rather than additional Performance Shares) for administrative convenience:

(i) Cash Dividends. If the Company declares and pays a dividend or distribution on shares of Stock in the form of cash, then additional Performance Shares shall be credited to Employee’s Account in lieu of payment or crediting of cash dividend equivalents equal to the number of Performance Shares credited to the Account as of the relevant record date multiplied by the amount of cash paid per share of Stock in such dividend or distribution divided by the Fair Market Value of a share of Stock at the payment date for such dividend or distribution.

Exhibit 10.21

(ii) Non-Share Dividends. If the Company declares and pays a dividend or distribution on shares of Stock in the form of property other than shares of Stock, then a number of additional Performance Shares shall be credited to Employee’s Account as of the payment date for such dividend or distribution equal to the number of Performance Shares credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the Fair Market Value of a share of Stock at such payment date.

(iii) Share Dividends and Splits. If the Company declares and pays a dividend or distribution on shares of Stock in the form of additional shares of Stock, or there occurs a forward split of shares of Stock, then a number of additional Performance Shares shall be credited to Employee’s Account as of the payment date for such dividend or distribution or forward split equal to the number of Performance Shares credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Stock.

(b) Adjustments. The number of Performance Shares credited to Employee’s Account shall be appropriately adjusted in order to prevent dilution or enlargement of Employee’s rights with respect to Performance Shares or to reflect any changes in the number of outstanding shares of Stock resulting from any event referred to in Section 11(c) of the Plan, taking into account any Performance Shares credited to Employee in connection with such event under Section 5(a) hereof. In furtherance of the foregoing, in the event of an equity restructuring, as defined in FAS 123R, which affects the shares of Stock, Employee shall have a legal right to an adjustment to Employee’s Performance Shares which shall preserve without enlarging the value of the Performance Shares, with the manner of such adjustment to be determined by the Committee in its discretion.

(c) Risk of Forfeiture and Settlement of Performance Shares Resulting from Dividend Equivalents and Adjustments. Performance Shares which directly or indirectly result from Dividend Equivalents on or adjustments to a Performance Share granted hereunder shall be subject to the same risk of forfeiture and other conditions as apply to the granted Performance Share and will be settled at the same time as the granted Performance Share.

6.  Settlement and Deferral.

(a) Settlement Date. Performance Shares granted hereunder that have been earned and vested, together with Performance Shares credited as a result of Dividend Equivalents with respect thereto, shall be settled by delivery of one share of Stock for each Performance Share being settled. Settlement of a Performance Share granted hereunder shall occur at the Stated Vesting Date (with shares to be delivered within five business days after the Stated Vesting Date); provided, however, that settlement shall occur earlier (i) within 90 days after the date of death of Employee, (ii) within 60 days after termination due to Disability (subject to Section 6(c)(iii), if applicable ), or (iii) upon a Change in Control except that, if the Performance Shares are subject to Section 6(c) hereof, no distribution shall be triggered if the Change in Control does not involve an event that comes within the definition under Section 409A(a)(2)(A)(v)); and provided further, that settlement shall be deferred if so elected by Employee in accordance with Section 6(b) hereof. Settlement of Performance Shares which directly or indirectly result from Dividend Equivalents on Performance Shares granted hereunder shall occur at the time of settlement of the granted Performance Share.

Exhibit 10.21

(b) Elective Deferral. The Committee may determine to permit Employee to elect to defer settlement (or redefer) if such election would be permissible under Section 409A of the Code. In addition to any applicable requirements under Section 409A of the Code, any such deferral election shall be made only while Employee remains employed and at a time permitted under Section 409A. Any elective deferral will be subject to such additional terms and conditions as the Vice President — Corporate Services, or the officer designated by the Company as responsible for administration of the Agreement, may reasonably impose.

(c) Compliance with Code Section 409A. Other provisions of this Agreement notwithstanding, if Performance Shares constitute a "deferral of compensation" under Section 409A of the Code (“§ 409A”) as presently in effect or hereafter amended (i.e., the Performance Shares are not excluded or exempted under § 409A or a regulation or other official governmental guidance thereunder; Note: an elective deferral under Section 6(b) would cause the Performance Shares to be a deferral of compensation subject to § 409A, and reaching Retirement eligibility under Section 4 could cause a portion of the Performance Shares to be a deferral of compensation subject to § 409A), settlement shall be subject to the following rules:

(i) The Company shall have no authority to accelerate distributions relating to such Performance Shares in excess of the authority permitted under § 409A;

(ii) Any distribution relating to such Performance Shares triggered by Employee’s Termination of Employment and intended to qualify under § 409A(a)(2)(A)(i) shall be made only at the time that Employee has had a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) (or earlier at such time, after a Termination of Employment, that there occurs another event triggering a distribution under the Plan or this Agreement in compliance with § 409A);

(iii) Any distribution relating to such Performance Shares subject to § 409A(a)(2)(A)(i) that would be made within six months following a separation from service of a “Specified Employee” (or “key employee”) as defined under § 409A(a)(2)(B)(i) shall instead occur at the expiration of the six-month period under § 409A(a)(2)(B)(i). In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period. During such six-month delay period, settlement will not be accelerated upon occurrence of a Change in Control, and otherwise accelerated settlement will only be permitted to the extent permissible under § 409A; and

(iv) Any rights of Employee or retained authority of the Company with respect to Performance Shares hereunder shall be automatically modified and limited to the extent necessary so that Employee will not be deemed to be in constructive receipt of income relating to the Performance Shares prior to the distribution of shares to Employee and so that Employee shall not be subject to any penalty under § 409A.

7.  Employee Representations and Warranties Upon Settlement. As a condition to the settlement of the Performance Shares, the Company may require Employee to make any representation or warranty to the Company as may be required under any applicable law or regulation.

8.  Miscellaneous.

(a) Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Performance Shares, and supersedes any prior agreements or documents with respect to the Performance Shares. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Employee with respect to the Performance Shares shall be valid unless expressed in a written instrument executed by Employee.

Exhibit 10.21

(b) No Promise of Employment. The Performance Shares and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(c) Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of New Jersey, without giving effect to principles of conflicts of laws, and applicable federal law.

(d) Fractional Performance Shares and Shares. The number of Performance Shares credited to Employee’s Account shall include fractional Performance Shares calculated to at least three decimal places, unless otherwise determined by the Committee. Unless settlement is effected through a third-party broker or agent that can accommodate fractional shares (without requiring issuance of a fractional Share by the Company), upon settlement of the Performance Shares Employee shall be paid, in cash, an amount equal to the value of any fractional Share that would have otherwise been deliverable in settlement of such Performance Shares.

(e) Mandatory Tax Withholding. Unless otherwise determined by the Committee, at the time of vesting and/or settlement the Company will withhold from any shares of Stock deliverable in settlement of the Performance Shares, in accordance with Section 11(d)(i) of the Plan, the number of shares of Stock having a value nearest to, but not exceeding, the amount of income and employment taxes required to be withheld under applicable laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. Employee will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon vesting or settlement of Performance Shares.

(f) Statements. An individual statement of each Employee’s Account will be issued to Employee at such times as may be determined by the Company. Such a statement shall reflect the number of Performance Shares credited to Employee’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Company. Such a statement may be combined with or include information regarding other plans and compensatory arrangements. Employee’s statements shall be deemed a part of this Agreement, and shall evidence the Company’s obligations in respect of Performance Shares, including the number of Performance Shares credited as a result of Dividend Equivalents (if any). Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.

(g) Unfunded Obligations. The grant of the Performance Shares and any provision for distribution in settlement of Employee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee. With respect to Employee’s entitlement to any distribution hereunder, Employee shall be a general creditor of the Company.

(h) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President – Corporate Services, or the officer designated by the Company as responsible for administration of the Agreement, and any notice to Employee shall be addressed to Employee at Employee’s address as then appearing in the records of the Company.

(i) Shareholder Rights. Employee and any Beneficiary shall not have any rights with respect to shares of Stock (including voting rights) covered by this Agreement prior to the settlement and distribution of the shares of Stock as specified herein. Specifically, Performance Shares represent a contractual right to receive shares of Stock in the future, subject to the terms and conditions of this Agreement and the Plan, and do not represent ownership of shares of Stock at any time before the settlement of this Award.

Exhibit A
NEW JERSEY RESOURCES CORPORATION
2007 Stock Award and Incentive Plan
Performance Goal and Earning of Performance Shares

The number of Performance Shares earned by Participant shall be determined as of September 30, 2010 (the “Earning Date”), based on the Company’s “Total Shareholder Return Performance” in the 33-month  period ending at that date as compared against an established group of comparable companies (the “Comparison Group”) selected by the Committee and attached hereto as Schedule A. The number of Performance Shares earned will then be determined based on the following grid:

Company Total
Shareholder Return	Performance Shares Earned as
Performance—	Percentage of
Percentile Achieved	Target Performance Shares
Less than 27th	0%
27th (threshold)	50%
36th	60%
45th	70%
55th	85%
64th	100%
73rd	120%
82nd	135%
91st and above	150%

Upon achievement of Total Shareholder Return at a percentile between any two specified percentiles, the Performance Shares earned will be mathematically interpolated on a straight-line basis.

Determinations of the Committee regarding Total Shareholder Return performance, such performance as a percentile within the Comparison Group, the resulting Performance Shares earned and related matters will be final and binding on Participant. The Committee shall specify a reasonable methodology for dealing with companies in the Comparison Group that cease to be publicly traded companies engaged in a business comparable to that of the Company, subject to compliance with Treasury Regulation § 1.162-27(e)(2). Total Shareholder Return shall be calculated in a manner that reflects the economic return to shareholders, such that any equity restructuring of the Company or any company in the Comparison Group shall not have the effect of enlarging or reducing the rights of Employee except to the extent of its effects on the real economic return of a shareholder.

Exhibit 10.21

Schedule A

INSERT PEER GROUP